Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Declares $0.01 per Share Dividend for Q2 2013

New York, New York, July 31, 2013 – Baltic Trading Limited (NYSE:BALT) ("Baltic Trading" or the "Company") today reported its financial results for the three and six months ended June 30, 2013.

The following financial review discusses the results for the three and six months ended June 30, 2013 and June 30, 2012.

Second Quarter 2013 and Year-to-Date Highlights

•	Declared a $0.01 per share dividend payable on or about August 22, 2013 to all shareholders of record as of August 15, 2013 based on Q2 2013 results;

•	Recorded a net loss of $4.6 million, or $0.19 basic and diluted net loss per share for the second quarter;

•	Raised $23.1 million of gross proceeds in a follow-on equity offering at $3.60 per share; and

•	Agreed to acquire two modern Handysize vessels to be renamed the Baltic Hare and the Baltic Fox, for an aggregate purchase price of $41.0 million.

Financial Review: 2013 Second Quarter

The Company recorded a net loss for the second quarter of 2013 of $4.6 million, or $0.19 basic and diluted net loss per share. Comparatively, for the three months ended June 30, 2012, the Company recorded a net loss of $3.7 million, or $0.16 basic and diluted net loss per share.

EBITDA was $91,000 for the three months ended June 30, 2013 versus $1.1 million for the three months ended June 30, 2012.

John C. Wobensmith, President and Chief Financial Officer, commented, "During the second quarter, we continued to employ our fleet of modern vessels on spot market-related time charters with multi-national companies while preserving a cost-effective operating platform. We also declared a dividend of $0.01 per share for the second quarter, increasing the cumulative dividend declared by the Company to $1.04 per share since going public in March 2010. Seeking to position the Company to capitalize on a rising freight rate environment when market conditions improve, we agreed last month to acquire two Handysize vessels expanding our high-quality fleet approximately 10% on a tonnage basis. We remain dedicated to maintaining a sound capital structure and pursuing additional acquisition opportunities that create long-term value for our shareholders."

Baltic Trading Limited's revenues decreased to $6.4 million for the three months ended June 30, 2013 compared to $7.6 million for the three months ended June 30, 2012 due to lower spot market rates achieved by our vessels during the second quarter of 2013.

The average daily time charter equivalent, or TCE, rates obtained by the Company's fleet was $7,548 per day for the three months ended June 30, 2013 as compared to $8,802 for the three months ended June 30, 2012. The decrease in TCE was primarily due to lower spot rates achieved by the vessels in our fleet during the second quarter of 2013 versus the second quarter of 2012. Although the pace of vessel deliveries has declined in 2013, excess vessel supply together with uncertainty regarding global growth prospects contributed to a soft freight rate environment during most of the second quarter.  Beginning in mid-June, however, increased iron ore cargoes from Brazil coupled with firm coal and grain fixture volume helped provide support to freight rates.

Total operating expenses were $10.0 million for the three months ended June 30, 2013 compared to $10.2 million for the three months ended June 30, 2012. Vessel operating expenses were $4.2 million for the three months ended June 30, 2013 and $4.3 million for the three months ended June 30, 2012. General, administrative and technical management expenses were $1.2 million for the second quarter of 2013 as compared to $1.1 million for the second quarter of 2012. Depreciation and amortization expenses were $3.7 million for the three months ended June 30, 2013 and June 30, 2012.

Daily vessel operating expenses, or DVOE, marginally decreased to $5,187 per vessel per day for the second quarter of 2013 from $5,214 per vessel per day for the same quarter of 2012. We note that our second quarter 2013 DVOE is below our budget set forth at the beginning of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management's expectations, we expect DVOE for 2013 to be $5,400 per vessel per day on a weighted average basis.

Financial Review: First Half 2013

The Company recorded a net loss of $9.7 million or $0.41 basic and diluted net loss per share for the six months ended June 30, 2013, compared to a net loss of $8.1 million or $0.37 basic and diluted net loss per share for the six months ended June 30, 2012. Voyage revenues decreased to $12.4 million for the six months ended June 30, 2013 compared to $13.9 million for the six months ended June 30, 2012 due to lower spot market rates achieved by our vessels during the first half of 2013. EBITDA was $(0.3) million for the six months ended June 30, 2013 versus $1.4 million for the six months ended June 30, 2012. TCE rates obtained by the Company decreased to $7,121 per day for the six months ended June 30, 2013 from $8,158 per day for the six months ended June 30, 2012 mainly due to lower rates achieved for our vessels during the first six months of 2013 as compared to the prior year period. Total operating expenses were $20.0 million for the six months ended June 30, 2013 compared to $19.9 million for the six months ended June 30, 2012, and daily vessel operating expenses per vessel were $4,980 versus $5,001 in the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the three months ended June 30, 2013 was $1.8 million as compared to net cash provided by operating activities of $0.2 million for the six months ended June 30, 2012. The fluctuation of approximately $2.0 million in cash from operating activities was primarily a result of a higher recorded net loss in the amount of $9.7 million for the six months ended June 30, 2013 compared to a net loss of $8.1 million for the six months ended June 30, 2012. Lower net income was predominantly due to lower charter rates achieved in the first half of 2013 versus the prior year period for the vessels in our fleet.

Net cash used in investing activities for the six months ended June 30, 2013 was $61,000 as compared to $5,000 for the six months ended June 30, 2012 and related to the purchase of fixed assets.

Net cash provided by financing activities for the six months ended June 30, 2013 was $22.4 million as compared to net cash used in financing activities of $4.1 million for the six months ended June 30, 2012. The increase in net cash provided by financing activities was primarily a result of the $21.8 million of proceeds from our follow-on offering which was completed on May 28, 2013 as well as the $1.0 million draw down under our credit facility on May 9, 2013. Cash dividends paid during the first half of 2013 were $0.5 million compared to $4.1 million for the same period last year.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of two Capesize, four Supramax, and three Handysize vessels with an aggregate capacity of approximately 672,000 dwt. After the expected delivery of the two Handysize vessels that Baltic Trading has agreed to acquire, we will own 11 drybulk vessels, consisting of two Capesize, four Supramax and five Handysize vessels with a total carrying capacity of approximately 736,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  None of our vessels were drydocked in the second quarter of 2013, and we do not currently expect any of our vessels to be drydocked for the remainder of 2013.

We estimate our drydocking costs for our fleet through 2014 to be:

	2013	2014
Estimated Costs (1)	-	$3.6 million
Estimated Offhire Days (2)	-	100

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited's selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$6,379	$7,603	$12,365	$13,897

Operating expenses:
Voyage expenses	157	379	738	432
Voyage expenses to parent	82	97	155	178
Vessel operating expenses	4,248	4,270	8,113	8,192
General, administrative and technical management fees	1,184	1,146	2,475	2,456
Management fees to parent	614	614	1,222	1,229
Depreciation	3,682	3,683	7,325	7,367
Total operating expenses	9,967	10,189	20,028	19,854

Operating loss	(3,588)	(2,586)	(7,663)	(5,957)

Other (expense) income:
Other (expense) income	(3)	1	4	(7)
Interest income	2	1	3	3
Interest expense	(1,023)	(1,062)	(2,039)	(2,138)
Other expense, net	(1,024)	(1,060)	(2,032)	(2,142)

Loss before income taxes	(4,612)	(3,646)	(9,695)	(8,099)
Income tax expense	(13)	(15)	(13)	(22)

Net loss	$(4,625)	$(3,661)	$(9,708)	$(8,121)

Net loss per share - basic	$(0.19)	$(0.16)	$(0.41)	$(0.37)

Net loss per share - diluted	$(0.19)	$(0.16)	$(0.41)	$(0.37)

Shares used in per share calculation - basic	24,923,968	22,277,019	23,647,995	22,226,561

Shares used in per share calculation - diluted	24,923,968	22,277,019	23,647,995	22,226,561

	June 30, 2013	December 31, 2012
BALANCE SHEET DATA:	(unaudited)
Cash	$23,732	$3,280
Current assets	28,344	7,117
Total assets	378,102	364,370
Current liabilities	2,984	2,458
Total long-term debt	102,250	101,250
Shareholders' equity	272,868	260,662

	Six Months Ended
	June 30, 2013	June 30, 2012
	(unaudited)

Net cash (used in) provided by operating activities	$(1,848)	$214
Net cash used in investing activities	(61)	(5)
Net cash provided by (used in) financing activities	22,361	(4,086)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	9	9	9	9
Average number of vessels (1)	9.0	9.0	9.0	9.0
Total ownership days for fleet (2)	819	819	1,629	1,638
Total available days for fleet (3)	814	810	1,611	1,629
Total operating days for fleet (4)	812	802	1,609	1,617
Fleet utilization (5)	99.8%	99.1%	99.9%	99.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$7,548	$8,802	$7,121	$8,158
Daily vessel operating expenses per vessel (7)	5,187	5,214	4,980	5,001

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net loss	$(4,625)	$(3,661)	$(9,708)	$(8,121)
+ Net interest expense	1,021	1,061	2,036	2,135
+ Depreciation	3,682	3,683	7,325	7,367
+ Income tax expense	13	15	13	22
EBITDA(8)	$91	$1,098	$(334)	$1,403

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net (loss) income plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited's Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited's current fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt. After the expected delivery of the two Handysize vessels that Baltic Trading has agreed to acquire, we will own 11 drybulk vessels, consisting of two Capesize, four Supramax and five Handysize vessels with a total carrying capacity of approximately 736,000 dwt.

Our current fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of July 31, 2013, the average age of our current fleet was 3.6 years, as compared to the average age for the world fleet of approximately 10 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading's current fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery(2)

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	February 2015	101.5% of BCI (3)
Baltic Wolf	2010	Cargill International S.A.	May 2014	100% of BCI

Supramax Vessels
Baltic Leopard	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	February 2014	95% of BSI
Baltic Panther	2009	Klaveness Chartering/Bulkhandling Handymax A/S	Aug. 2013/May 2014	$9,100/Spot Pool (4)
Baltic Jaguar	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	April 2014	95% of BSI
Baltic Cougar	2009	Ultrabulk A/S/Bulkhandling Handymax A/S	Aug. 2013/May 2014	$6,750/Spot Pool (5)

Handysize Vessels
Baltic Wind	2009	Cargill International S.A.	August 2013	115% of BHSI
Baltic Cove	2010	Cargill International S.A.	February 2014	115% of BHSI
Baltic Breeze	2010	Cargill International S.A.	July 2014	115% of BHSI
Baltic Fox	2010	Clipper Logger Pool	September 2015	Spot Pool (6)	Q3 2013
Baltic Hare	2009	Clipper Logger Pool	September 2015	Spot Pool (6)	Q3 2013

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2)	The dates for vessels being delivered in the future are estimates based on guidance received from the sellers.
(3)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter at a rate based on 101.5% of the average of the daily rates of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid in arrears net of a 6.25% brokerage commission which includes the 1.25% commission payable to Genco Shipping & Trading Limited. The minimum and maximum expiration dates of the time charter are February 1, 2015 and April 15, 2015, respectively.
(4)	We have reached an agreement to enter the vessel into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. The vessel has to remain in the pool for a minimum of six months after which Baltic Trading can withdraw the vessel with three months' notice. The vessel is expected to enter the pool on or about August 5, 2013. However, for the first 30 days, the vessel will earn a hire rate of $5,500 per day. The vessel is currently fixed with Klaveness Chartering on a time charter at a rate of $9,100 per day. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.
(5)	We have reached an agreement to enter the vessel into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. The vessel has to remain in the pool for a minimum of six months, after which Baltic Trading can withdraw the vessel with three months' notice. The vessel is expected to enter the pool on or about August 4, 2013. The vessel is currently fixed with Ultrabulk A/S on a time charter at a rate of $6,750 per day. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. The vessel delivered to Ultrabulk A/S on June 28, 2013.
(6)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. The vessels will remain in the pool for a minimum period of two years.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the second quarter of 2013 of $0.01 per share payable on or about August 22, 2013 to all shareholders of record as of August 15, 2013.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The application of the formula in our policy would not have resulted in a dividend for the second quarter of 2013.  However, our Board of Directors nonetheless determined to declare a $0.01 per share dividend after taking into account our cash flow and our liquidity and capital resources. Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading's fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt. After the expected delivery of the two Handysize vessels that Baltic Trading has agreed to acquire, we will own 11 drybulk vessels, consisting of two Capesize, four Supramax and five Handysize vessels with a total carrying capacity of approximately 736,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Thursday, August 1, 2013 at 10:00 a.m. Eastern Time, to discuss its 2013 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company's website, www.BalticTrading.com. To access the conference call, dial (888) 359-3624 or (719) 325-2463 and enter passcode 2309393.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 2309393. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.BalticTrading.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website's Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the "Receive E-mail Alerts" link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as "anticipate," "budget," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company's acquisition or disposition of vessels; (xiii) our ability to leverage Genco's relationships in the shipping industry; (xiv) the completion of definitive documentation with respect to charters; (xv) charterers' compliance with the terms of their charters in the current market environment; (xvi) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company's agreements to acquire vessels; and (xvii) completion of definitive documentation for and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and its reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.